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                                                                 EXHIBIT 99.1

                                                       SILVER TRIANGLE BUILDING
                                       25505 WEST TWELVE MILE ROAD - SUITE 3000
                                                     SOUTHFIELD, MI  48034-8339
                                                                 (248) 353-2700
                                                       WWW.CREDITACCEPTANCE.COM
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                        DATE:    JUNE 27, 2003


                               INVESTOR RELATIONS:    DOUGLAS W. BUSK
                                                      CHIEF FINANCIAL OFFICER
                                                      (248) 353-2700 EXT. 432
                                                      IR@CREDITACCEPTANCE.COM


                                    NASDAQ SYMBOL:    CACC

                    CREDIT ACCEPTANCE ANNOUNCES COMPLETION OF
                       $100 MILLION ASSET BACKED FINANCING

SOUTHFIELD, MICHIGAN -- JUNE 27, 2003 -- CREDIT ACCEPTANCE CORPORATION (NASDAQ:CACC) announced today the completion of a $100 million asset-backed non-recourse secured financing, its ninth asset-backed financing. Pursuant to this transaction, the Company contributed dealer-partner advances having a net book value of approximately $134 million to a wholly owned special purpose entity which contributed the advances to a Trust, which issued $100 million in notes to qualified institutional investors. The proceeds will be used by the Company to repay outstanding indebtedness.

The Company's eight previous secured financings were funded through multi-asset conduits owned by commercial banks. This transaction represents the Company's first sale of notes to qualified institutional investors under rule 144A. A financial insurance policy was issued in connection with the transaction by Radian Asset Assurance. The policy guarantees the timely payment of interest and ultimate repayment of principal on the final scheduled distribution date. The notes are rated "AA" by Standard & Poor's Rating Services.

The notes bear interest at a fixed rate of 2.77%. The expected annualized cost of the financing, including underwriters fees, the insurance premium and other costs is approximately 6.8%. The notes are secured by the dealer-partner advances and the rights to be repaid from collections on the related automobile loans receivable up to the sum of the related dealer-partner advance and the Company's servicing fee. It is anticipated that the notes will be repaid in approximately 16 months.

The Company will receive 6% of the cash flows related to the underlying automobile loans to cover servicing expenses. The remaining 94%, less amounts due to dealer-partners for payments of dealer-partner holdback, will be used to repay the notes. Using a unique financing structure, the Company's contracted relationship with its dealer-partners remains unaffected with the dealer-partners' rights to future payments of dealer holdback preserved.

The notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.


Description of Credit Acceptance Corporation

Credit Acceptance is a financial services company specializing in products and services for a network of automobile dealer-partners. Credit Acceptance is publicly traded on NASDAQ under the symbol CACC. For more information, visit www.creditacceptance.com.